Investor Relations:	Media Contact:
Joe Hassett	Matt McLoughlin
Gregory FCA	Gregory FCA
joeh@gregoryfca.com	matt@gregoryfca.com
610-228-2110	610-228-2123

FOR IMMEDIATE RELEASE

UNIVERSAL DISPLAY CORPORATION ANNOUNCES

THIRD QUARTER 2012 FINANCIAL RESULTS

Ewing, New Jersey — November 7, 2012 — Universal Display Corporation (NASDAQ: PANL), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today announced its results for the third quarter of 2012.

For the third quarter of 2012, the Company reported a net loss of $5.5 million, or $0.12 per diluted share, on revenues of $12.5 million.  For the third quarter of 2011, the Company reported net income of $6.0 million, or $0.12 per diluted share, on revenues of $21.8 million.

“The long-term outlook for OLED technology remains strong, despite this quarter’s results,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display.  “Material sales in the quarter were consistent with the first quarter of the year, reflecting what we believe to be a temporary slowdown in industry growth.  We believe that a more indicative measure of our continued strong growth and the outlook for OLED technology is the 29 percent growth in year-over-year revenues over the first three quarters of the year despite having only received half of the year’s Samsung licensing revenue.”

Results for the third quarter of 2012 do not include the recognition of any revenue under a licensing agreement with Samsung Display Co. Ltd. (SDC), under which SDC is obligated to make payments to the Company of $15 million in each of the second and fourth quarters of this year.  Had the Company recognized these payments on a pro rata quarterly basis over the year, it would have resulted in an additional $7.5 million of royalty and license fees revenue in the third quarter.  The SDC licensing revenue is subject to a royalty fee of 3% payable to the Company’s university partners, and 16.5% in South Korean taxes.

Third Quarter Results

Revenues for the third quarter of 2012 were $12.5 million compared to revenues of $21.8 million in the same quarter of 2011.  Material sales were $11.0 million in the third quarter of 2012 compared to $15.4 million in the third quarter of 2011 due to lower volumes of green emitter and host materials. The anticipated ramp up of phosphorescent green materials did not occur this quarter.  Royalty and license fees were $396,000 in the third quarter of 2012 compared to $4.6 million in the same quarter of 2011.  Third quarter 2011 revenues included a partial license payment from SDC as the SDC Agreement was signed last August, whereas there were no similar revenues in the third quarter of this year.

Research and development expense was $8.2 million for the three months ended September 30, 2012, compared to $6.1 million for the three months ended September 30, 2011.  The increase is primarily attributable to a $1.0 million increase in costs incurred under our agreement with PPG Industries for development and scale up of new materials, and a $500,000 increase in outsourced sponsored research and development contract costs as we continue to invest in the future.  Patent costs and amortization of acquired technology increased to $3.7 million for the third quarter of 2012 from $1.9 million for the third quarter of 2011 due to $2.1 million in amortization expense as a result of the acquisition of the Fujifilm OLED intellectual property portfolio in July 2012.

The Company’s balance sheet remained strong, with cash and cash equivalents and short-term investments of $238.8 million as of September 30, 2012.

First Nine Months Results

Revenues for the first nine months of 2012 were $55.1 million, a 29 percent increase from the $42.6 million generated in the first nine months of 2011. Material sales in the first nine months of the year were $34.4 million, also a 29 percent increase compared to material sales of $26.6 million in the first nine months of 2011.  Operating income in the first nine months of 2012 was $5.3 million, more than doubling the $2.1 million of operating income in the first nine months of 2011.  For the first nine months of 2012, we reported net income of $4.3 million, or $0.09 per diluted share, compared to a net loss of $2.6 million, or $0.06 per diluted share, in the same period in 2011.  The net loss in the first nine months of 2011 included a $4.2 million loss on stock warrant liability.  In the first nine months of the year, we generated $7.2 million in operating cash flow.

Mr. Rosenblatt concluded, “Over the past year, through a variety of transactions, we have opened exciting new technological opportunities, strengthened our industry relationships and significantly enhanced our intellectual property position.  This enables us to not only capitalize on current market demand for OLED materials and technology, but to continually expand the opportunity for our technology in the display, lighting and other markets over the longer term.  We are confident that we are in a strong position to lead that growth and build value for our shareholders.”

GUIDANCE

With the caveat that the OLED industry is in the early stage of development and commercial adoption, where the delay or acceleration in the introduction of a commercial line or products by a small number of customers could have a material impact on the Company’s revenue opportunities, the Company believes that based on the information currently available, its revenues will be in the range of $80 million to $82 million for fiscal 2012, compared to previous expectations of $90 million to $110 million.

In conjunction with this release, Universal Display will host a conference call, followed by a question and answer session, on Wednesday, November 7, 2012 at 5:00 p.m. Eastern Time.  Interested parties may participate by calling 888-637-7725 at 4:55 p.m. Eastern Time and referencing conference ID 3855410.

The conference call will be simultaneously broadcast live over the Internet through a webcast on the Universal Display website.  To access the call, please visit the Events portion of the website.  An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation
Universal Display Corporation (Nasdaq: PANL) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries.  Founded in 1994, the company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 2,700 issued and pending patents worldwide, including those acquired from Fujifilm.  Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology, that can enable the development of low power and eco-friendly displays and white lighting.  The company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance.  In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Based in Ewing, New Jersey, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc.  The company has also established relationships with companies such as AU Optronics Corporation, Chimei Innolux Corporation, DuPont Displays, Inc., Konica Minolta Technology Center, Inc., LG Display Co., Ltd., Lumiotec, Inc., Moser Baer Technologies Inc., Panasonic Idemitsu OLED

Lighting Co., Pioneer Corporation, Samsung Display Corporation, Seiko Epson Corporation, Sony Corporation, Showa Denko K.K., and Tohoku Pioneer Corporation. To learn more about Universal Display, please visit www.universaldisplay.com.

Universal Display Corporation and the Universal Display logo are trademarks or registered trademarks of Universal Display Corporation.  All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2011. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

TABLES FOLLOW

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
 (UNAUDITED)

(in thousands, except for share and per share data)

	September 30,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$74,193	$111,795
Short-term investments	164,585	234,294
Accounts receivable	7,871	10,727
Inventory	9,451	3,843
Other current assets	4,390	1,645

Total current assets	260,490	362,304
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
$20,184 and $18,735	11,713	10,884
ACQUIRED TECHNOLOGY, net of accumulated amortization of
$19,126 and $17,000	107,367	391
INVESTMENTS	1,169	—
OTHER ASSETS	262	299

TOTAL ASSETS	$381,001	$373,878

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,451	$4,776
Accrued expenses	9,179	9,020
Deferred revenue	5,001	5,534
Other current liabilities	478	187

Total current liabilities	20,109	19,517
DEFERRED REVENUE	3,349	3,874
RETIREMENT PLAN BENEFIT LIABILITY	8,685	8,260

Total liabilities	32,143	31,651

COMMITMENTS AND CONTINGENCIES (Note 12)

SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 46,537,754 and 46,113,296 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	465	461
Additional paid-in capital	563,383	561,492
Accumulated deficit	(209,596)	(213,871)
Accumulated other comprehensive loss	(5,396)	(5,857)

Total shareholders’ equity	348,858	342,227

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$381,001	$373,878

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS) INCOME
 (UNAUDITED)

(in thousands, except for share and per share data)

	Three Months Ended September 30,
	2012	2011
REVENUE:
Material sales	$10,984	$15,386
Royalty and license fees	396	4,564
Technology development and support revenue	1,124	1,827

Total revenue	12,504	21,777

OPERATING EXPENSES:
Cost of material sales	1,094	2,406
Research and development	8,177	6,080
Selling, general and administrative	5,275	4,957
Patent costs and amortization of acquired technology	3,736	1,938
Royalty and license expense	283	462

Total operating expenses	18,565	15,843

Operating (loss) income	(6,061)	5,934
INTEREST INCOME	272	364
INTEREST EXPENSE	(5)	(13)
GAIN ON STOCK WARRANT LIABILITY	—	240

(LOSS) INCOME BEFORE INCOME TAX BENEFIT (EXPENSE)	(5,794)	6,525

INCOME TAX BENEFIT (EXPENSE)	326	(536)

NET (LOSS) INCOME	(5,468)	5,989

NET (LOSS) INCOME PER COMMON SHARE:
BASIC	$(0.12)	$0.13
DILUTED	$(0.12)	$0.12

WEIGHTED AVERAGE SHARES USED IN COMPUTING NET (LOSS) INCOME PER COMMON SHARE:
BASIC	46,006,290	45,314,893
DILUTED	46,006,290	46,799,557

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
 (UNAUDITED)

(in thousands, except for share and per share data)

	Nine Months Ended September 30,
	2012	2011
REVENUE:
Material sales	$34,361	$26,604
Royalty and license fees	16,253	9,898
Technology development and support revenue	4,497	6,128

Total revenue	55,111	42,630

OPERATING EXPENSES:
Cost of material sales	3,793	2,651
Research and development	22,074	18,186
Selling, general and administrative	14,761	13,325
Patent costs and amortization of acquired technology	7,859	5,466
Royalty and license expense	1,319	882

Total operating expenses	49,806	40,510

Operating income	5,305	2,120
INTEREST INCOME	986	644
INTEREST EXPENSE	(43)	(31)
LOSS ON STOCK WARRANT LIABILITY	—	(4,190)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	6,248	(1,457)

INCOME TAX EXPENSE	(1,973)	(1,122)

NET INCOME (LOSS)	4,275	(2,579)

NET INCOME (LOSS) PER COMMON SHARE:
BASIC	$0.09	$(0.06)
DILUTED	$0.09	$(0.06)

WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME (LOSS) PER COMMON SHARE:
BASIC	45,916,536	43,101,933
DILUTED	46,912,557	43,101,933

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,275	$(2,579)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of deferred revenue	(2,685)	(2,234)
Depreciation	1,449	1,092
Amortization of acquired technology	2,126	34
Amortization of premium and discount on investments, net	(612)	(483)
Stock-based employee compensation	3,111	3,270
Stock-based non-employee compensation	—	3
Non-cash expense under a materials agreement	—	9
Stock-based compensation to Board of Directors and Scientific Advisory Board	648	1,252
Loss on stock warrant liability	—	4,190
Retirement plan benefit expense	1,165	1,145
Decrease (increase) in assets:
Accounts receivable	2,856	(4,513)
Inventory	(5,608)	(2,228)
Other current assets	(2,745)	271
Other assets	37	(96)
Increase in liabilities:
Accounts payable and accrued expenses	1,538	5,307
Other current liabilities	(3)	25
Deferred revenue	1,627	3,330

Net cash provided by operating activities	7,179	7,795

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,278)	(2,208)
Purchase of acquired technology	(109,102)	(440)
Purchase of investments	(209,244)	(290,269)
Proceeds from sale of investments	278,412	72,726

Net cash used in investing activities	(42,212)	(220,191)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	244	249,867
Proceeds from the exercise of common stock options and warrants	1,323	13,283
Payment of withholding taxes related to stock-based employee compensation	(4,136)	(3,999)

Net cash (used in) provided by financing activities	(2,569)	259,151

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(37,602)	46,755
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	111,795	20,369

CASH AND CASH EQUIVALENTS, END OF PERIOD	$74,193	$67,124